Exhibit G

28 August 2020

AMENDED AND RESTATED INVESTOR AGREEMENT

RELATING TO

GLOBAL BLUE HOLDING LP

TABLE OF CONTENTS

		Page

1	DEFINITIONS AND INTERPRETATION	4

2	EFFECTIVENESS AND TERMINATION OF INVESTOR AGREEMENT	8

3	CORPORATE GOVERNANCE	8

4	PROVISION OF INFORMATION	9

5	DIRECTORS – CLAIMS	9

6	TRANSACTION, SELL-DOWNS, DISTRIBUTIONS AND LIQUIDATION	9

7	TRANSFERS OF LP INTERESTS	10

8	PRE-EMPTION ON ISSUE	11

9	RESERVED MATTERS	13

10	WARRANTIES AND COVENANTS	14

11	DEEDS OF ADHERENCE	15

12	FEES AND COSTS	16

13	CONFIDENTIALITY	16

14	NOTICES	17

15	THE EURO	18

16	TRANSFER OF RIGHTS AND OBLIGATIONS	18

17	ENTIRE AGREEMENT, TERMINATION AND AMENDMENT	18

18	MISCELLANEOUS	19

19	THIRD PARTY RIGHTS	21

20	GOVERNING LAW AND JURISDICTION	22

SCHEDULE 1 THE INVESTORS		23

SCHEDULE 2 DEED OF ADHERENCE		25

SCHEDULE 3 SL DEED OF ADHERENCE		28

THIS AMENDED AND RESTATED INVESTOR AGREEMENT (“Agreement”) is made on

     August 2020 between:

(1)	SL GLOBETROTTER, L.P., which has its registered office in the Cayman Islands at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, acting by its general partner (“Silver Lake”);

(2)	THE PERSONS whose names and addresses are set out in Schedule 1 (each a “Partners Group Fund” and together being “Partners Group”);

(3)

GLOBAL BLUE HOLDING LP, an exempted limited partnership formed under the laws of the Cayman Islands, having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registered in the Cayman Islands General Registry under number 95120, acting by its general partner (“GBH LP”);

(4)	SL GLOBETROTTER GP, LTD., which has its registered office in the Cayman Islands at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “General Partner”); and

(5)	THE PERSONS who have become parties to this Agreement by virtue of a deed of adherence, (together, the “Parties”), and Clause 2 hereof is hereby acknowledged by:

(6)

GLOBAL BLUE INVESTMENT & CO S.C.A., a corporate partnership limited by shares (société en commandite par actions) incorporated in Luxembourg and registered with the Luxembourg registre de commerce et des sociétés under number B169358, with registered office at 2, rue Edward Steichen, L-2540 Luxembourg.

WHEREAS

(A)

Following the closing (“Closing”) under an agreement and plan of merger entered into by, amongst others, Far Point Acquisition Company, Silver Lake, GBH LP and the Company, entered into on or around the date of this Agreement (the “Merger Agreement”), the Company will own the business known as ‘Global Blue’ and its ordinary shares (the “Shares”) will be listed on the New York Stock Exchange.

(B)

On 27 August 2020, GBH LP distributed the GB Topco Shares indirectly owned by Silver Lake to Silver Lake, upon which Silver Lake’s LP Interests were withdrawn (the “Distribution”) but retains the GB Topco Shares indirectly owned by Partners Group.

(C)

Pursuant to the Merger Agreement, it is expected that Silver Lake and GBH LP will sell the GB Topco Shares in exchange for cash and Shares (together with all related and ancillary steps, the “Transaction”).

(D)

The Parties intend and Global Blue Investment & Co S.C.A. acknowledges that the investor agreement relating to Global Blue Investment & Co S.C.A. (the “Investor Agreement”) will be terminated with effect from Closing and entered into an agreement (the “New Investor Agreement”) to regulate the relationship between them as regards their direct and indirect interests in Shares following Closing. The Parties now wish to amend and restate the New Investor Agreement and enter into this Agreement to further regulate the relationship between them in connection with the foregoing.

(E)

The Global Blue Holding LP amended and restated exempted limited partnership agreement dated 22 March 2018 (as amended and restated from time to time, the “LPA”) was amended and restated on 27 August 2020 to give effect to the Distribution and to reflect the terms of this Agreement.

IT IS AGREED as follows

1	DEFINITIONS AND INTERPRETATION

1.1	The following words and expressions where used in this Agreement have the meanings given to them below:

“Affiliate” means with respect to a person (the “First Person”):

(a)

another person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the First Person (except, in relation to Clause 10, portfolio companies of a fund);

(b)	a pooled investment vehicle organised by the First Person (or an Affiliate thereof) the investments of which are directed by the First Person (or an Affiliate thereof);

(c)	a Fund organised by the First Person for the benefit of the First Person’s (or any of its Affiliates’) partners, officers or employees or their dependants;

(d)

in relation to Clauses 6 and 13 only, a successor trustee or nominee for, or a successor by re-organisation of, a qualified trust (being a tax advantaged fiduciary relationship between an employer and an employee in which the employee beneficiary may use his life expectancy to determine required minimum distribution amounts); or

(e)

in relation to Clauses 6 and 13 only, a person who is associated with the First Person through the provision of consultancy services to or employment by that First Person or to the Group on that First Person’s behalf.

“Articles” means the articles of association of the Company, as amended from time to time;

“As-Converted Basis” means calculated as if the Convertible Preferred Shares held by a person had been exchanged for Common Shares at the Conversion Ratio applicable pursuant to the Conversion Agreement at the time of such calculation;

“Board” means, if and for so long as GBH LP is an exempted limited partnership, the board of directors of the General Partner from time to time;

“Board Rules” means the organisational regulations of the board of directors of the Company, as amended from time to time;

“Business Day” means any day, except a Saturday or Sunday or English bank or public holiday in the Cayman Islands, London, New York or Switzerland;

“Cash Consideration” has the meaning given to it in the Merger Agreement;

“Closing” has the meaning given to it in the recitals;

“Co-Investor” means any entity co-investing alongside a Fund that is a parallel Fund to the Investors and managed and/or advised by a Sponsor;

“Company” means Global Blue Group Holding AG, a limited company with registered office in Wangen-Brüttisellen, Switzerland and identification number UID CHE-442.546.212;

“Confidential Information” means all information (whether oral or recorded in any medium) relating to the Investors (or any of them) and/or any Group member’s business, financial or other affairs (including future plans of any Group member) which is treated by the relevant Investor and/or a Group member (as the case may be) as confidential (or is marked or is by its nature confidential) and shall include the terms of this Agreement;

“Conversion Agreement” means the conversion agreement to be entered into between the Company and the holders of the Convertible Preferred Shares at Closing;

“Conversion Ratio” has the meaning given in the Conversion Agreement;

“Convertible Preferred Shares” means registered series A convertible preferred shares with a nominal value of CHF 0.01 each of the Company (or any successor of the Company by combination of shares, recapitalization, merger, consolidation or other reorganization) and any share into which any such Convertible Preferred Shares shall have been changed or any shares resulting from any reclassification of any such Convertible Preferred Shares;

“Deeds of Adherence” means: (i) a deed substantially in the form set out in Schedule 2 with such amendments as GBH LP may approve in writing and (ii) a deed of adherence to the LPA in the form specified therein;

“Directors” means the members of the Board at any time and “Director” means any of them;

“Distribution” has the meaning given to it in the recitals;

“Fund” means:

(a)	any collective investment scheme (as defined in the FSMA);

(b)

any investment professional, high net worth company, high net worth unincorporated association and high value trust (each as defined in the FPO), partnership, limited partnership, pension fund or insurance company;

(c)	any person who is an authorised person under the FSMA; and

(d)	any subsidiary or parent undertaking of any of the foregoing or any co-investment scheme;

“FPO” means the Financial Services and Markets Act (Financial Promotion) Order 2001;

“FSMA” means the Financial Services and Markets Act 2000;

“GB Topco” means Global Blue Group AG;

“GB Topco Shares” means ordinary shares in GB Topco;

“Group” means the Company and its subsidiary undertakings at any time, and “Group member” and “member of the Group” any such entity;

“Indulgence” as defined in Clause 18.10;

“Investment Holding Company” means an entity wholly or substantially wholly owned by a Fund;

“Investor(s)” means Partners Group and any person who is named an Investor in the Deeds of Adherence, in each case subject to Clause 11;

“Investor Agreement” has the meaning given to it in the recitals;

“KYC Information” means such information in relation to the Investors and/or prospective direct or indirect investors in the Company as the Company may reasonably require in order to satisfy its obligations in respect of any “know your client” or other anti-money laundering or anti-terrorism legislation, regulation or best practice at any time;

“LPA” has the meaning given to it in the recitals;

“LP Interests” means the limited partnership interests held by the Investors in GBH LP as of the date of this agreement after giving effect to the Distribution and as set out in Schedule 1 (The Investors);

“Management Shareholders Agreement” means a management shareholders’ agreement entered into by, amongst others, the Company, Silver Lake and GBH LP, dated on or around the date of this Agreement;

“Merger Agreement” has the meaning given to it in the recitals;

“Permitted Affiliate Transferee” means any person to whom an Investor may transfer or has transferred LP Interests pursuant to Clause 7.2(b) or 7.2(c);

“Permitted Transfer” means a transfer of LP Interests pursuant to Clause 7.2, and “Permitted Transferee” shall be construed accordingly;

“Qualifying Event” means the occurrence of (i) a Qualifying Public Offering or (ii) any event following which the percentage of the Shares held indirectly by Partners Group and/or its Permitted Affiliate Transferees through its ownership of LP Interests (or directly by such persons as a result of a liquidation pursuant to Clause 6.4) is at least 3 percentage points more than the percentage of the Shares held (indirectly or directly) by Silver Lake and/or its Affiliates;

“Qualifying Public Offering” means a sale or series of sales (directly or indirectly) by Silver Lake, GBH LP and/or their respective Permitted Affiliate Transferees, following which at least 70% (in number) of the Shares (including the Convertible Preferred Shares on an As-Converted Basis) cease to be held (directly or indirectly) by Silver Lake, GBH LP, the Investors and/or their Permitted Affiliate Transferees;

“Recipient” as defined in Clause 18.11(a);

“Registration Rights Agreement” means the registration rights agreement entered into by, amongst others, Silver Lake, GBH LP and the Company dated on or around the date hereof;

“Relationship Agreement” means the relationship agreement entered into between, among others, the Company, Silver Lake and Far Point LLC dated on or around the date of this Agreement;

“Security Interest” means any mortgage, charge, pledge, lien, encumbrance, hypothecation, hedging or assignment or any other agreement or arrangement having the effect of conferring security;

“Shares” means the ordinary shares in the Company and the Convertible Preferred Shares and “Share” means any of them;

“Shareholders Agreement” means the shareholders agreement between, among others, GBH LP, Silver Lake, Far Point LLC, certain funds managed by Third Point LLC, certain members of management of the Company and the Company dated on or around the date hereof;

“SL” is defined in the definition of Sponsor;

“SL Deed of Adherence” means a deed substantially in the form set out in Schedule 3 with such amendments as GBH LP may approve in writing;

“Sponsor” means:

(a)

Silver Lake Technology Management, LLC, Silver Lake Group, L.L.C. and/or any general partner, manager, or investment adviser affiliated with such person (and any Fund, company or co-investment scheme which is controlled directly or indirectly by such person or of which any such person is, directly or indirectly, the general partner, manager or investment adviser) (“SL”) or any trust or partnership of which SL is a trustee or partner (as applicable) or any trust, Fund or partnership or other entity managed, advised and/or owned or controlled directly or indirectly by SL and/or any Affiliate thereof; and

(b)

Partners Group AG, its Affiliates and/or any investment vehicle managed or advised by Partners Group AG or its Affiliates or any other entity managed, advised and/or owned or controlled directly or indirectly by Partners Group AG and/or any Affiliate thereof; and

(c)	any of their respective directors, officers, employees or agents;

“Stock	Consideration” has the meaning given in the Merger Agreement; and

“Third	Party” is defined in Clause 19.2.

1.2	In this Agreement:

(a)	a Clause, paragraph or Schedule is, unless stated otherwise, a reference to a Clause or paragraph of, or Schedule to, this Agreement;

(b)

a reference to a paragraph in a Schedule is, unless otherwise stated, a reference to a paragraph in that Schedule or, where that Schedule is split into parts, a reference to a paragraph in that part of that Schedule;

(c)	legislation includes a reference to that legislation as amended, re-enacted, or extended before the date of this Agreement;

(d)	a “person” includes an individual, company, corporation, firm, partnership, joint venture, association, state, state agency, institution or trust (whether or not it has a separate legal personality);

(e)

a document in the “agreed form” is a reference to a document in a form approved and, for the purpose of identification, initialled by or on behalf of each Party on or around the date of this Agreement;

(f)	one gender is a reference to all or any genders;

(g)	the singular includes the plural and vice versa;

(h)	a particular time of day is, unless specified otherwise, a reference to that time in London;

(i)	an action that is to take place on a particular day means, unless a time is specified, that that action can take place at any time on or before 11.59 pm on that day;

(j)	“including” means that the words following it are illustrative and not exhaustive; and

(k)	a “month” means a calendar month.

1.3

A reference in this Agreement to the transfer of any LP Interest shall mean the transfer of either or both of the legal and beneficial ownership in such LP Interest and/or the grant of an option to acquire either or both of the legal and beneficial ownership in such LP Interest and the following shall, subject to Clause 1.4, be deemed (without limitation) to be a transfer of an LP Interest:

(a)	any direction (by way of renunciation or otherwise) by an Investor entitled to an allotment or issue of any LP Interest that such LP Interest be allotted or issued to some person other than himself;

(b)

any sale or other disposition of any legal or equitable interest in a security (including any voting right attached thereto) and whether or not by the registered holder thereof and whether or not for consideration or otherwise and whether or not effected by an instrument in writing; and

(c)	any grant of a legal or equitable Security Interest over any legal or beneficial interest in any LP Interests.

1.4

Notwithstanding the provisions of Clause 1.3, any transfer by any partner, unitholder, investor or other participant in, or operator, manager or custodian of, any Fund (a “Fund Participant”) (or by any trustee or nominee for any such Fund Participant) of any interest in such Fund to any person who is, or as a result of the transfer becomes, a Fund Participant, shall not, and shall not be deemed to, be a transfer of the LP Interests for any purpose under this Agreement.

1.5

Any obligation of Partners Group arising under this Agreement shall be deemed to be an obligation on each of the Partners Group Funds to perform such obligation on a several basis (and not on a joint or joint and several basis).

1.6	A reference to any agreement shall include a reference to each agreement as amended, varied, supplemented or otherwise altered or replaced at any time.

2	EFFECTIVENESS AND TERMINATION OF INVESTOR AGREEMENT

2.1

The Parties agree that this Agreement (other than Clause 2.2, which shall take effect immediately) shall take effect, and agree (and Global Blue Investment & Co S.C.A. acknowledges) that the Investor Agreement is terminated, with effect from Closing and that from Closing this Agreement supersedes all prior agreements, understandings and statements, written or oral, between the Parties and amends and replaces the New Investor Agreement with respect to the matters contemplated by this Agreement.

2.2

Each Party shall take any and all action within its power to procure that, prior to Closing, the LPA is amended and restated to give effect to the Distribution and to reflect the terms of this Agreement to the extent recommended by Cayman Islands counsel to GBH LP, so as to effectuate and preserve the intent of the Parties as set out herein.

3	CORPORATE GOVERNANCE

3.1

For so long as Partners Group holds (a) at least 10% of the Shares (either indirectly through its holding of LP Interests or directly following a liquidation or distribution pursuant to Clause 6); or (b) less than 10% of the Shares (indirectly or directly), but the percentage of the Shares held (indirectly or directly) by Partners Group is at least 3 percentage points more than the percentage of the Shares held (indirectly or directly) by Silver Lake and/or its Affiliates, Silver Lake agrees to exercise its rights under Clause 3 of the Relationship Agreement to designate one nominee of Partners Group for election, and, if applicable, re-election, to the board of directors of the Company, provided that such nominee complies with any applicable requirements imposed by the Articles, Board Rules and any other corporate governance policies that are applicable to board members of the Company generally, and for such nominee to have the rights set out in Clause 3 of the Relationship Agreement.

3.2

To the extent that each of Silver Lake and/or their Affiliates and Partners Group and/or their Affiliates (directly or indirectly) own any Share(s) over which they or their Affiliates control the voting rights, they agree to vote in favour of any nominee designated by Silver Lake for election and, if applicable, re-election as a board member of the Company from time to time.

4	PROVISION OF INFORMATION

Specific information to be provided

4.1

Silver Lake agrees to pass directly to the Investors all information it receives pursuant to the Relationship Agreement and to request such information as Partners Group might require to the extent permitted under Clauses 5.1 and 5.2 of the Relationship Agreement.

Disclosure of information by Directors

4.2	Subject to their fiduciary duties and the terms of the Relationship Agreement, each Director may disclose any information received from the Company to each Investor and its advisers.

Information to be held confidential

4.3	Any information passed on under Clause 4.1 or Clause 4.2 of this Agreement or Clause 5 of the Relationship Agreement shall:

(a)

be delivered on the basis that it is to be held confidential by the recipient, except to the extent it is permitted to be disclosed by Clause 13 of this Agreement and Clause 5 of the Relationship Agreement; and

(b)	only be used in accordance with applicable laws and regulations.

5	DIRECTORS – CLAIMS

5.1

Each Party, including each Investor (by its execution of this Agreement or the Deeds of Adherence), waives, except in the case of fraud or wilful default or gross negligence, any claim it may have now or in the future against:

(a)	any Director relating to or otherwise connected with any act or exercise of any right or discretion by that Director under a provision of this Agreement; and

(b)	any Investor (including the General Partner) arising out of the valid exercise of any right or discretion by that Investor (including the General Partner) under a provision of this Agreement.

6	TRANSACTION, SELL-DOWNS, DISTRIBUTIONS AND LIQUIDATION

Sale of GB Topco Shares

6.1

Pursuant to the Merger Agreement, Silver Lake and GBH LP shall sell GB Topco Shares in the Transaction on the same terms and receive the same proportions of Cash Consideration and Stock Consideration as one another.

6.2	GBH LP and the Investors agree that any distribution of proceeds from the Transaction shall be made pro rata to their respective holdings of LP Interests at such time.

Sell-downs

6.3	Until a Qualifying Event has occurred, Silver Lake will lead and coordinate the sale by Partners Group of its Shares (held indirectly through its holding of LP Interests or directly following a liquidation or distribution pursuant to Clause 6.4), including exercising any rights as required in accordance with the Registration Rights Agreement and/or converting Convertible Preferred Shares into ordinary shares in the Company, in an orderly fashion and GBH LP or (as applicable) Partners Group and/or its Permitted Affiliate Transferees and/or their separate vehicle(s) that hold(s) its or their Shares shall participate in such sale on a pro rata basis with Silver Lake based on their respective holdings of Shares (including the Convertible Preferred Shares on an As- Converted Basis). After a Qualifying Event, GBH LP, Partners Group and/or its Permitted Affiliate Transferees shall be permitted to transfer its or their Shares without restriction, subject to any applicable law. For the avoidance of doubt, a transfer of Shares by Silver Lake to one of its Affiliates or to one of the persons referred to in sub-clauses (i) to (v) inclusive of Clause 7.2(c) (but ignoring for such purposes the proviso at the end of Clause 7.2(c) (a “Silver Lake Permitted Transfer”) will not be a sale in which GBH LP, Partners Group and/or its Permitted Affiliate Transferees will participate on a pro rata basis.

Liquidation or replacement of General Partner

6.4

Upon a Qualifying Event, or earlier if required by the General Partner, GBH LP and the Investors will work together, taking into account the tax considerations of the Investors, to either: (i) liquidate GBH LP and distribute the Shares held by GBH LP to each Investor pro rata to its holding of LP Interests at such time; or (ii) take such steps as are necessary to replace the General Partner as general partner of GBH LP with a person designated by Partners Group. Prior to a liquidation pursuant to clause (i) above, and if requested by Partners Group, GBH LP will assign to Partners Group its rights (in so far as they relate to the Shares distributed to the Investors) under the Conversion Agreement and under the Registration Rights Agreement (other than any rights as SL Sponsor, a Sponsor or a Demand Shareholder, each as defined therein).

Tax Treatment

6.5

Notwithstanding any other provision of this Agreement, prior to undertaking any distribution of the Shares, or any other property, from GBH LP to the Investors, the Parties shall use reasonable endeavours to take reasonable actions necessary to preserve the ability to treat such distributions as distributions of previously contributed property within the meaning of sections 704 and 737 of the Internal Revenue Code of 1986, as amended from time to time.

7	TRANSFERS OF LP INTERESTS

General prohibition on transfer

7.1	No transfer or sale of any legal or beneficial ownership of any LP Interests shall be made except to the extent that the LPA or this Agreement expressly permits such transfer.

Permitted transfers by the Investors

7.2	The following transfers are permitted under this Clause 7.2 (including any agreement in respect of the exercise of votes attached to such LP Interests) (each, a “Permitted Transfer”):

(a)	any transfer with the consent of the General Partner;

(b)

in the case of an Investor, a transfer to an Affiliate of that Investor provided that the transferee agrees with GBH LP that if the transferee ceases to be an Affiliate of the Investor, all its LP Interests will be transferred to the original transferor or another Affiliate of the original transferor;

(c)	any transfer of an Investor which is a Fund or by its trustee, custodian or nominee or by an Investment Holding Company or Co-investor:

(i)	to any trustee, nominee or custodian for such Fund and vice versa;

(ii)	to any unit holder, investor, partner, participant, manager or adviser in any such Fund in connection with any bona fide winding up or dissolution of such Fund;

(iii)	to any Fund, or its trustee, nominee or custodian, managed or advised by the same manager or adviser as any such Fund;

(iv)	to any Co-investor or its trustee, nominee or custodian thereof; or

(v)	to any Investment Holding Company or any trustee, nominee or custodian thereof,

provided that the transferee agrees with GBH LP that if the transferee ceases to have such a relationship with such Investor, all of its interests in GBH LP will be transferred to the original transferor or another person who satisfies the requirements of this Clause 7.2; or

(d)	any transfer between the Investors.

End of transfer restrictions

7.3	This Clause 7 shall cease to apply upon the occurrence of a Qualifying Event.

Discretion to refuse to register a transfer

7.4

The Directors may (unless such transfer was permitted pursuant to Clause 7) with the written authorisation of the General Partner refuse to register the transfer of an LP Interest provided the transferee is informed of the refusal as soon as practicable and in any event within one month of the transfer being lodged with GBH LP, provided that they shall not be obliged to provide such information if they suspect that the proposed transfer may be fraudulent.

New Investors

7.5	Subject to the provisions of this Clause 7, no transfer of LP Interests shall be made unless the transferee shall have first:

(a)	executed the Deeds of Adherence in accordance with Clause 11; and

(b)	satisfied GBH LP’s requirements for KYC Information.

8	PRE-EMPTION ON ISSUE

8.1

Subject to Clause 8.8, if GBH LP proposes to allot any LP Interests for cash, GBH LP shall forthwith give notice in writing (the “Allotment Notice”) of such proposal to the Investors. Each Allotment Notice shall:

(a)	specify the percentage of LP Interests which GBH LP proposes to allot (the “Allotment LP Interests”);

(b)	specify the identity of any person to whom it is proposed the Allotment LP Interests are allotted (the “Proposed Allottee”);

(c)	specify the price (the “Subscription Price”) at which it is proposed to allot the Allotment LP Interests;

(d)	set out any minimum subscription threshold determined by Silver Lake; and

(e)	not be varied or cancelled (without consent from Silver Lake).

8.2

The Allotment Notice shall contain an offer to each of the Investors to subscribe for Allotment LP Interests at the Subscription Price, provided that: (i) if the Board considers that the provisions of this Clause 8 could mean that the offer of the Allotment LP Interests would require a prospectus or listing particulars in accordance with the applicable laws and regulations of any relevant jurisdictions, the Board shall (with Silver Lake’s consent) be entitled to devise such other method of offering such Allotment LP Interests which does not require a prospectus or listing particulars; and (ii) each of the Investors wishing to subscribe for the Allotment LP Interests under this Clause 8 acquires any other shares, bonds, CPECs, loan notes or other LP Interests or Investor instruments proposed to be acquired by the Proposed Allottee, and in the same proportions and on the same terms as are proposed to be acquired by the Proposed Allottee. The Allotment Notice shall specify that, subject to Clause 8.8, the Investors shall have a period of fifteen Business Days from the date of such notice within which to apply for some or all of the Allotment LP Interests (the “Subscription Period”).

8.3

It shall be a further term of the offer set out in the Allotment Notice that, if there is excess demand for the Allotment LP Interests from the Investors, each class of Allotment LP Interests shall be treated as offered among the current holders of such class of Allotment Share in proportion (as nearly as may be) to their respective existing holding of such class of Share (the “Proportionate Allocation”). However, in its application for Allotment LP Interests an Investor may, if it so desires, indicate that it would be willing to purchase a particular number of Allotment LP Interests in excess of its Proportionate Allocation (“Extra Allotment LP Interests”).

8.4	GBH LP shall allocate the Allotment LP Interests as follows:

(a)

if the total amount of Allotment LP Interests applied for is equal to or less than the available number of Allotment LP Interests, each Investor shall be allocated the number applied for in accordance with its application; or

(b)

if the total amount of Allotment LP Interests applied for is greater than the available amount of Allotment LP Interests, each Investor shall be allocated its Proportionate Allocation or such lesser amount of Allotment LP Interests for which it has applied and applications for Extra Allotment LP Interests shall be allocated in accordance with such applications or, the event of excess demand, among those Investors applying for Extra Allotment LP Interests in such proportions as equal (as nearly as may be) the proportions of all the LP Interests held by such Investors.

8.5

Allocations of Allotment LP Interests made by GBH LP pursuant to this Clause 11.5 shall constitute the acceptance by the persons to whom they are allocated of the offer to subscribe those LP Interests on the terms offered to them, provided that no person shall be obliged to take more than the maximum amount of Allotment LP Interests that it has indicated to GBH LP, pursuant to Clause 8.4, it is willing to purchase.

8.6

GBH LP shall forthwith upon allocating any Allotment LP Interests give notice in writing (a “Subscription Notice”) to each person to whom Allotment LP Interests have been so allocated of the amount of Allotment LP Interests allocated and the aggregate price payable therefor. Admission of the subscription for those Allotment LP Interests in accordance with the Subscription Notice shall take place within five Business Days of the date of the Subscription Notice whereupon GBH LP shall, upon payment of the price due in respect thereof, issue those Allotment LP Interests specified in the Subscription Notice to the persons to whom they have been allocated and insert such person’s name in GBH LP’s register of limited partners.

8.7

If all the Allotment LP Interests are not allotted by reference to the provisions of Clauses 8.1 to 8.6 (inclusive), GBH LP may within three months of the exhaustion of such provisions, allot to the Proposed Allottee any unallotted Allotment LP Interests at any price not less than the Subscription Price.

8.8

GBH LP may reduce the notice period in Clause 8.2 to nil (0) Business Days, provided that (i) the subscriber for such Allotment LP Interests agrees to offer each other Investor the opportunity to acquire such amount of Allotment LP Interests from it as each such other Investor would have been entitled to subscribe for during the 15 Business Day period set out in Clause 8.2 (provided that no subscription had been made by him or her), for 15 Business Days following the issue to the subscriber, and the provisions of this Clause 8.8 shall apply to such opportunity to acquire Allotment LP Interests mutatis mutandis and (ii) until the earlier of (a) if the other Investor(s) does not accept the offer to acquire the Allotment LP Interests in accordance with this Clause 8.8, the expiry of the 15 Business Day offer period referred to above or (iii) if the other Investor(s) has accepted the offer to acquire such Allotment LP Interests in accordance with this Clause 8.8, the date on which the Allotment LP Interests are transferred to the other Investor(s), the voting and economic rights of the Investor(s) in respect of all their LP Interests shall remain the same as they did immediately prior to the issue of the Allotment LP Interests to the subscriber.

8.9

To the extent that Silver Lake or any of its Affiliates acquires additional Shares prior to a Qualifying Event, then Silver Lake shall procure that GBH LP or (as applicable) Partners Group and/or its Permitted Affiliate Transferees has the right to acquire additional Shares (on the same terms) in the same proportion as the direct and indirect holding(s) of Shares (including the Convertible Preferred Shares on an As-Converted Basis) of Partners Group and its Permitted Affiliate Transferees at that time bears to the total direct and indirect holding(s) of Shares (including the Convertible Preferred Shares on an As-Converted Basis) of Silver Lake and Partners Group and their respective Permitted Affiliate Transferees.

9	RESERVED MATTERS

9.1

Subject to Clause 9.2, the General Partner undertakes to the Investors and each Investor undertakes to the other Investor(s) to procure that no resolution, decision or action shall be passed, made or taken by GBH LP in relation to any of the following matters without the prior written consent (requested in writing by GBH LP) of each of Silver Lake and Partners Group:

(a)	any amendments made to the SL Deed of Adherence;

(b)	any incurrence of indebtedness for borrowed money by GBH LP;

(c)	any allotment of LP Interests;

(d)	any sale of Shares except in accordance with Clause 6.3;

(e)	the dissolution of GBH LP (except following the full liquidation or sale of the investment in the Group or following a distribution pursuant to Clause 6.4);

(f)

the transformation of GBH LP into another legal form (except as a result of any action that is otherwise permitted or contemplated in this Agreement), as permitted by applicable law, which has a material and disproportionately adverse effect on Partners Group and its Permitted Affiliate Transferees;

(g)

the amendment of the LPA in a manner (except as a result of any action that is otherwise permitted or contemplated in this Agreement) which has a material and disproportionately adverse effect on Partners Group and its Permitted Affiliate Transferees;

(h)

any related party transaction between (i) GBH LP and its subsidiaries, on the one hand; and (ii) the General Partner, Silver Lake, any other Funds advised or managed by Silver Lake Technology Management LLC, any portfolio companies of any such other Funds and/or any of their respective Affiliates, on the other hand, which are not on arm’s length terms or which are not fair market value; or

(i)

any action that is either: (i) not connected with or otherwise related to the ownership of Shares or (ii) in breach of this Agreement, the LPA, the Merger Agreement, the Registration Rights Agreement, the Relationship Agreement and any arrangements, agreements or transactions contemplated by such agreements.

9.2

To the extent that no response to a request for consent pursuant to Clause 9.1 is received by GBH LP within 10 Business Days of the request for consent being made, then consent shall be deemed to have been given.

10	WARRANTIES AND COVENANTS

10.1	Each Partners Group Fund warrants to Silver Lake, on a several basis (and not a joint or joint and several basis) in respect of itself only and not in respect of the other Partners Group Funds that:

(a)

it has not entered, and will not enter, into any agreement, arrangement or understanding with any other potential investor or acquiror or group of potential investors or acquirors or any Acquisition Company with respect to the subject matter of this Agreement;

(b)	it has no limited partner that owns directly or indirectly more than 25% of the beneficial interest of it except as identified to Silver Lake on or prior to the date of this Agreement;

(c)

except as required by certain side letters with individual investors whose arrangements were deemed to be reasonable from a know your client perspective in the view of its counsel under applicable US anti-money laundering laws and regulations, it has identified the investors in it and carried out customer due diligence on all of the underlying investors in it;

(d)	there are no undisclosed or anonymous holders in it;

(e)

so far as it is aware, there are no activities on the part of those investors in it which leads it to suspect that any such investor is or has been involved in money laundering or other criminal conduct;

(f)

neither it, nor any of its Affiliates or beneficial owners: (A) appears on the Specially Designated Nationals and Blocked Persons List of OFAC nor to its knowledge are they otherwise a party with which Silver Lake or its Affiliates is prohibited to deal under the laws of the United States and the Cayman Islands; or (B) is a person identified as a terrorist organization on any other relevant lists maintained by governmental authorities;

(g)

the monies used to fund the LP Interests are not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within, any country: (1) under a U.S. embargo enforced by OFAC; (2) that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering; or (3) that has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern”;

(h)	it will retain evidence of the identities of its beneficial owners and the source of each of the beneficial owner’s funds and any due diligence conducted on the same;

(i)

it does not know or have any reason to suspect that: (1) the monies used to fund the LP Interests have been or will be derived from or related to any illegal activities, including but not limited to, money laundering activities; and (2) the proceeds from its LP Interests will be used to finance any illegal activities; and

(j)	it is managed and/or advised by Partners Group AG or its Affiliates.

10.2	Each Partners Group Fund hereby covenants on a several basis (and not a joint or a joint and several basis) in respect of itself only:

(a)	to provide all information reasonably requested by Silver Lake to enable them to complete their anti money-laundering checks;

(b)	to provide any further information reasonably requested by Silver Lake in relation to it;

(c)	that at all times it will be managed and/or advised by Partners Group AG or its Affiliates; and

(d)	subject to any legal constraints, to inform the relevant regulatory authorities and Silver Lake if they become suspicious of any activities described in Clause 10.1.

10.3	The General Partner warrants to each Partners Group Fund that:

(a)	customer due diligence has been carried out on Far Point Acquisition Company;

(b)	it has full power and authority to execute and deliver this Agreement and to deliver its obligations hereunder, in each case in its capacity as the general partner of GBH LP;

(c)

it has not taken any action or omitted to take any action which is a contravention of any law, regulation or the requirement of any government authority which continues to give rise to any fine, penalty, other liability or sanction on its part;

(d)

it has not entered, and will not enter, into any agreement, arrangement or understanding with any other potential investor or acquirer or group of potential investors or acquirers with respect to the subject matter of this Agreement; and

(e)

the execution and delivery by it of this Agreement, and the performance of its obligations hereunder, in each case in its capacity as the general partner of GBH LP, will not result in the material violation of any applicable law or regulation or any judgment, order, decree, rule or regulation of any court, arbitration, governmental or regulatory authority or agency or court having jurisdiction over it.

11	DEEDS OF ADHERENCE

No allotment or transfer without the Deeds of Adherence

11.1

A person (who is not already a Party) acquiring any LP Interests (whether by allotment, issue, transfer or transmission) must not be registered as the holder of those LP Interests unless and until that person has entered into and delivered to the Board the Deeds of Adherence in a legally binding manner, and a Party transferring any LP Interests shall procure that the transferee (if not already a Party) enters into and delivers the Deeds of Adherence by the time of transfer.

Benefit and burden of Agreement

11.2

A person who has entered into a Deed of Adherence pursuant to this Agreement has the benefit of, and is subject to the burden of, all the provisions of this Agreement as if that person is a Party in the capacity designated in the Deed of Adherence, and this Agreement shall be interpreted accordingly.

Transfer by Silver Lake

11.3	If Silver Lake transfers Shares as part of a Silver Lake Permitted Transfer, it shall procure that the transferee (if not already a party) enters into and delivers an SL Deed of Adherence.

12	FEES AND COSTS

Own costs

12.1	Subject to the other provisions of this Agreement, each Party will bear its own costs and expenses in connection with this Agreement.

Other Costs

12.2	GBH LP must, to the extent lawful, pay or procure the payment on demand of:

(a)

all reasonable and properly evidenced legal, accounting commercial, financial, tax, insurance, due diligence and other professional fees (together with value added tax on them) incurred by the Investors and all internal expenses (excluding costs of personnel time) of the Investors in connection with the investigation of the affairs of GBH LP and the General Partner, and the negotiation and preparation of this Agreement, the LPA and all ancillary documentation; and

(b)

all reasonable and properly evidenced expenses (including, without limitation, legal, accounting and other professional fees) together with value added tax on them incurred by the Investors in connection with the negotiation and preparation of or any subsequent variation of this Agreement, the LPA and all ancillary documentation and any consent or approval required under any such document.

Shared Costs

12.3

All costs, expenses or obligations arising in connection with both GBH LP’s and Silver Lake’s direct or indirect holding of Shares, including, for the avoidance of doubt, any sell-down carried out pursuant to Clause 6 of this Agreement and any arrangements with Managers (as defined therein) pursuant to the Management Shareholders Agreement, shall be borne by GBH LP and Silver Lake pro rata based on their respective holding of Shares (including the Convertible Preferred Shares on an As-Converted Basis) at the time that the relevant cost, expense or obligation arises.

13	CONFIDENTIALITY

13.1	Notwithstanding any other provision of this Agreement, the Investors shall be entitled at all times:

(a)

to consult freely about the Company and its affairs with, and to disclose Confidential Information, to the extent necessary, to each of Silver Lake’s and Partners Group’s respective Affiliates, on terms that such recipient shall only use such Confidential Information in connection with that person’s legitimate interests as a shareholder or representative or advisor of GBH LP;

(b)

to disclose Confidential Information to any actual or potential providers of finance to the Company and/or Silver Lake and/or Partners Group and/or for the refinancing of any of the funding provided by any such finance providers provided that such finance providers are themselves subject to confidentiality obligations;

(c)	if requested or required by applicable law or by a competent court;

(d)	if requested or required by any competent securities exchange or competent regulatory or governmental body or other authority with relevant powers to which the disclosing person is subject or submits;

(e)	if necessary to enforce the Relationship Agreement in court proceedings; or

(f)	if the Company has given its written consent to disclosure,

provided that GBH LP agrees with the Investors to waive any claim for breach of confidence in respect of any disclosure of Confidential Information made by an Investor in compliance with this Clause 13.

13.2

Subject to Clause 13, each Party shall in all respects use Confidential Information in accordance with laws and regulations, and keep confidential and not at any time disclose or make known in any other way to anyone whomsoever or use for its own or any other person’s benefit or to the detriment of GBH LP any Confidential Information, provided that such obligations shall not apply to information which becomes generally known (other than through a breach by any Party of this Clause 13.2).

14	NOTICES

Form of Notice

14.1

Any notice, consent, request, demand, approval or other communication to be given or made under or in connection with this Agreement (each a “Notice” for the purposes of this Clause) shall be in writing and signed by or on behalf of the person giving it.

Method of service

14.2	Service of a Notice must be effected by one of the following methods:

(a)

by hand to the relevant address set out in column 1 of Schedule 1 and shall be deemed served upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time; or

(b)

by prepaid registered first-class post to the relevant address set out in column 1 of Schedule 1 and shall be deemed served at the start of the second Business Day after the date of posting if posted in the same jurisdiction as the recipient; or

(c)

by prepaid international airmail to the relevant address set out in column 1 of Schedule 1 and shall be deemed served at the start of the fourth Business Day after the date of posting if not posted in the same jurisdiction as the recipient; or

(d)

by facsimile transmission to the relevant facsimile number set out in column 1 of Schedule 1 and shall be deemed served on dispatch if dispatched during a Business Day, or at the start of the next Business Day if dispatched at any other time, provided that in each case a receipt indicating complete transmission of the Notice is obtained by the sender and that a copy of the Notice is also dispatched to the recipient using a method described in this Clause 14.2 no later than the end of the next Business Day, and in each case for the convenience of the Parties, a copy of that notice shall be provided by electronic mail to the e-mail addresses set out in column 1 of Schedule 1, but for the avoidance of doubt, no such distribution by electronic mail shall be a substitute for the valid methods of notice specified in this Clause 14.2.

14.3

In Clause 14.2 “during a Business Day” means any time between 9.30am and 5.30pm on a Business Day based on the local time where the recipient of the Notice is located. References to “the start of [a] Business Day” and “the end of [a] Business Day” shall be construed accordingly.

Address for service

14.4	Notices shall be addressed to the Parties at the fax number or address set out opposite a Party’s name in column 1 of Schedule 1.

15	THE EURO

15.1

If, at any time, the Euro ceases to exist as a currency unit (or there is a material likelihood of such cessation) or (in the reasonable opinion of Silver Lake) it becomes so uncertain, unattractive or otherwise unworkable such that the Parties to this Agreement enter into bona fide discussions regarding the use of a different currency, then Silver Lake may require that:

(a)	some or all of the LP Interests and/or any other member of the Group are redenominated in US$ or a different currency of its choice;

(b)

the structure of GBH LP and the Group be changed, including by way of establishing new companies and/or other entities, or redomiciliation or restructuring of the current companies in the Group or in any other manner; and

(c)	any other changes be made to reflect the change in currency,

and the Parties take all necessary actions in relation thereto (including, but not limited to, voting in favour of Investor resolutions and entering into any agreements), provided always that no such change will be made if its result is more economically disproportionately adverse to any Party compared to the other Parties.

16	TRANSFER OF RIGHTS AND OBLIGATIONS

Generally no assignment

16.1

Except as provided in this Agreement, no Party may assign or in any other way dispose of any of its rights or obligations under this Agreement without the prior written consent of all the other Parties.

Transfer of rights and obligations to Permitted Transferees

16.2	Rights under this Agreement may be assigned (and obligations novated) to a Permitted Transferee without the consent of any other Party.

17	ENTIRE AGREEMENT, TERMINATION AND AMENDMENT

Entire agreement

17.1

This Agreement and the documents referred to in it constitute the entire agreement between, and understanding of, the Parties with respect to the subject matter of this agreement and such documents supersede any prior written or oral agreement(s) or arrangement(s) between the Parties in relation thereto.

17.2

Each Party acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this agreement or not) other than as expressly set out in this agreement as a warranty. The only remedy available to it shall be for breach of contract under the terms of this Agreement. Nothing in this Clause 17 shall, however, operate to limit or exclude any liability for fraud.

Termination

17.3

When an Investor or its Affiliates (excluding portfolio companies of a fund) ceases to hold (directly or indirectly) LP Interests, other securities in the capital of a Group member or Shares, such Investor shall cease to be a Party to this Agreement (and the definition of “Investor” shall no longer include that person) and will cease to have any rights under or be bound by this Agreement except that its accrued rights and obligations are not affected. For the avoidance of doubt, this Agreement shall survive any liquidation or distribution carried out pursuant to Clause 6.4.

Amendment

17.4	Subject to Clause 17.5, amendments to this Agreement may be made by the written agreement of Silver Lake and Partners Group without the involvement or agreement of the other Parties.

17.5	The consent in writing of the other Parties is required to any amendment to this Agreement which:

(a)	does or could increase the liability or potential liability or obligations of a Party other than Silver Lake or Partners Group; or

(b)	disproportionately and materially adversely affects the rights of a Party (other than Silver Lake or Partners Group) to those of Silver Lake and Partners Group.

18	MISCELLANEOUS

Further assurance

18.1	Each Party must, in its capacity as holder of LP Interests, and must use all reasonable efforts in its capacity as holder of LP Interests to procure that any other person will:

(a)	do all such further acts and things;

(b)	execute and perform such further deeds and documents; and

(c)	give such further assurances,

as may reasonably be required to give effect to this Agreement.

Compliance with the LPA

18.2	Each Party undertakes to each other Party that it will comply with the obligations imposed upon it or him by the LPA.

Conflict with the LPA

18.3

Where the provisions of the LPA conflict with a provision of this Agreement, each Party agrees that the provisions of this Agreement prevail, to the extent that, if a Party so requires, each Party shall procure the amendment of the LPA to the extent required to enable GBH LP to be administered as provided in this Agreement.

18.4

The Parties hereby agree that, in the event of a dispute relating to any matter contained both in the LPA and in this Agreement, any claim relating thereto shall be made first pursuant to this Agreement and not pursuant to the LPA.

Unlawful fetter

18.5

No Party is bound by a provision of this Agreement to the extent it constitutes an unlawful fetter on any of its statutory powers, but that provision remains valid and binding as regards each other Party to which it is expressed to apply.

Successors and assigns bound

18.6

This Agreement is binding on each Party’s successors in title or assigns or (in the case of a Party who is an individual) his personal representatives, but such a person is not entitled to the benefit of its provisions unless that person has entered into a Deed of Adherence.

No partnership or agency

18.7	This Agreement is not to be construed as creating a partnership or an agency (except to the extent expressly described) relationship between any of the Parties.

Survival beyond Closing

18.8	Each obligation and undertaking given by each Party under this Agreement continues in full force and effect notwithstanding Closing.

Counterparts

18.9	This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original, but all of which when taken together constitute a single instrument.

Indulgence

18.10

No relaxation, forbearance, indulgence or delay (together “Indulgence”) of a Party in exercising a right under this Agreement is to be construed as a waiver of that right and does not affect the ability of that Party subsequently to exercise that right or to pursue a remedy in respect of it, nor does any Indulgence constitute a waiver of any other right.

Compromise

18.11	Except where a Clause makes a contrary express provision:

(a)

a liability to the Investors may be released or compromised, wholly or partially, and any time or Indulgence may be given, by the Investors to any person (a “Recipient”) in writing in the Investors’ absolute discretion without prejudicing or otherwise affecting their rights and remedies against any other person, whether that other person is under the same or similar liability, including a liability held with the Recipient; and

(b)	each Investor is responsible only for its own acts and defaults, and has no liability for the act or default of any other Investor.

Nominee holdings

18.12

A Party whose LP Interests are held by a wholly-owned subsidiary nominee, trustee or custodian who is not Party to this Agreement undertakes to each other Party to procure that such wholly-owned subsidiary nominee, trustee or custodian observes the provisions of this Agreement which would be binding on it if it were named in this Agreement as an Investor.

No Recourse

18.13

Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Investors may be partnerships or limited liability companies, each of the Parties covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member or manager of any Investor or of any partner, member, manager or Affiliate thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, general or limited partner or member or manager of any Investor or of any partner, member, manager or Affiliate thereof, as such, for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation. For the avoidance of doubt, the status of Partners Group as a limited partner of certain funds associated with Silver Lake shall not prevent Silver Lake from enforcing this Agreement against Partners Group.

18.14

By entering into this Agreement, Partners Group agrees not to bring any claim against Silver Lake for any action taken by Silver Lake in procuring that, subject to the terms of this Agreement, GBH LP exercises its rights and performs its obligations under:

(a)	the Merger Agreement;

(b)	the Registration Rights Agreement;

(c)	the Management Shareholders Agreement; and

(d)	any other legally binding document entered into by GBH LP in connection with or relating to the Transaction or otherwise.

18.15

Partners Group undertakes to Silver Lake and GBH LP that it shall not (and shall procure that its Affiliates shall not) do, execute or perform any deeds, documents, assurances, acts and things that might reasonably be expected to cause GBH LP to breach the Merger Agreement or any other agreement entered into by GBH LP and approved by Partners Group from time to time.

19	THIRD PARTY RIGHTS

Exclusion of Contracts (Rights of Third Parties) Act 1999, subject to exceptions

19.1

Except as provided in Clause 19.2, a person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce this Agreement. This Clause 19 does not affect a right or remedy of a person which exists or is available otherwise than pursuant to that act.

Exceptions to exclusion of Contracts (Rights of Third Parties) Act 1999

19.2

The following persons (each a “Third Party”) may enforce the following terms of this Agreement subject to and in accordance with the terms of this Agreement and the Contracts (Rights of Third Parties) Act 1999:

(a)	each Director is entitled to enforce Clause 5.1 to the extent that such clauses relate to that person in accordance with the Contracts (Rights of Third Parties) Act 1999; and

(b)	a person to whom rights have been assigned in accordance with this Agreement may in its own right enforce those rights.

Termination and variation without Third Party permission

19.3	This Agreement may be rescinded or terminated and a term may be amended or waived without the permission of a Third Party even if that takes away a right which the Third Party would otherwise have.

Investors’ permission required for enforcement

19.4

No Third Party may enforce a term of this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999 and Clause 19.2 without the prior written permission of the Investors. The Investors’ permission may, if given, be given on and subject to any terms and conditions that the Investors may in their absolute discretion decide.

Assignment of rights under Contracts (Rights of Third Parties) Act 1999

19.5

No Third Party may, without the prior written permission of the Investors, assign, charge or otherwise dispose of any of its rights under this Agreement or grant or create any third party interest in its rights under this Agreement (including holding an interest on trust for another).

20	GOVERNING LAW AND JURISDICTION

20.1

This Agreement (together with all documents to be entered into pursuant to it which are not expressed to be governed by another law) and all matters (including without limitation, any contractual or non-contractual obligation) arising from or in connection with it are governed by, and to be construed and take effect in accordance with, English law.

20.2

The courts of England have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of or in connection with this Agreement (including without limitation claims for set-off or counterclaim) or the legal relationships established by this Agreement.

SCHEDULE 1

THE INVESTORS

(1) Name	(4) Total LP Interests in GBH LP %
Partners Group Private Equity (Master Fund), LLC	1.0278840%

c/o Partners Group (Guernsey) Limited
P.O. Box 477
Tudor House
Le Bordage
St Peter Port
Guernsey, GY1 6BD
Fax: +44 1481 730947
Email: pgadmin@partnersgroup.com

Address for service of process:
Partners Group (UK) Limited
Heron Tower, 14th Floor
110 Bishopsgate
London
Fax: +44 1481 730947
Email: pgadmin@partnersgroup.com

Partners Group Barrier Reef, L.P.	1.7131391%

c/o Partners Group (Guernsey) Limited
P.O. Box 477
Tudor House
Le Bordage
St Peter Port
Guernsey, GY1 6BD
Fax: +44 1481 730947
Email: pgadmin@partnersgroup.com

Address for service of process:
Partners Group (UK) Limited
Heron Tower, 14th Floor
110 Bishopsgate
London
Fax: +44 1481 730947
Email: pgadmin@partnersgroup.com

Partners Group Client Access 5, L.P. Inc.	26.4680077%

c/o Partners Group (Guernsey) Limited
P.O. Box 477
Tudor House
Le Bordage
St Peter Port
Guernsey, GY1 6BD
Fax: +44 1481 730947

(1) Name	(4) Total LP Interests in GBH LP %
Email: pgadmin@partnersgroup.com
Address for service of process:
Partners Group (UK) Limited
Heron Tower, 14th Floor
110 Bishopsgate
London
Fax: +44 1481 730947
Email: pgadmin@partnersgroup.com

SCHEDULE 2

DEED OF ADHERENCE

THIS DEED is made on        20[●] by the person whose contact details appear in the schedule (the “New Investor”);

WHEREAS:

(A)

By an Agreement dated [●] 20[●] (the “Investor Agreement”) concerning GBH LP, made between GBH LP, the Investors, Silver Lake and the General Partner (as those expressions are defined in the Investor Agreement)

Option A [to be used where LP Interests are to be transferred]

and to which [●] (the “Transferor”) is a Party [by virtue of a Deed of Adherence dated [●], the Transferor has agreed to sell and transfer to the New Investor [Insert percentage of LP Interests] conditional upon the New Investor entering into this Deed of Adherence.

Option B [to be used when LP Interests are to be subscribed]

GBP LP will issue to the New Investor [Insert percentage of LP Interests] conditional upon the New Investor entering into this Deed of Adherence.

(B)	The New Investor wishes to acquire those LP Interests, subject to such condition and to enter into this Deed of Adherence pursuant to the Investor Agreement.

THIS DEED WITNESSES:

1

The New Investor undertakes to and covenants with all the Parties to the Investor Agreement at any time (including any person who enters into a Deed of Adherence pursuant to the Investor Agreement, whether before or after this Deed is entered into) to comply with the provisions of and to perform all the obligations in the Investor Agreement in so far as they remain to be observed and performed, as if the New Investor had been an original Party to the Investor Agreement [in place of the Transferor] as an Investor.

2

[The Transferor assigns to the New Investor its share of its rights under the Investor Agreement in proportion to the amount of LP Interests transferred as against the amount of LP Interests retained by the Transferor (if any).] [Only relevant for Option A and Transferor will need to be a Party for that purpose if not dealt with elsewhere]

3	Except as expressly varied by this Deed, the Investor Agreement will continue in full force and effect, and the Investor Agreement be interpreted accordingly.

4

The interpretation provisions and the provisions of Clause 12.1 (Costs), 14 (Notices), 17 (Entire agreement, termination and amendment), 18.1 (Further assurance), 21.9 (No partnership or agency), 18.9 (Counterparts), and 20 (Governing law and jurisdiction) of the Investor Investment Agreement apply to this Deed as if those provisions had been set out expressly in this Deed, which will take effect from the date set out above. Capitalised terms in this Deed not defined herein shall have the meaning ascribed to them in the Investor Agreement.

EXECUTED and DELIVERED as a DEED

By: [New Investor]	)
)
)
)
)

By: SL Globetrotter L.P.	)

acting by its general partner,	)
)

SL Globetrotter GP, Ltd.
)
)

By: SL Globetrotter GP, Ltd.	)
)
)
)
)

By: Partners Group Access 426 L.P.	)
)

executed by its general partner,
)

Partners Group Management (Scots) LLP	)
)

)
By: Partners Group Private Equity (Master Fund), LLC	)
)
By: Partners Group (USA) Inc. as investment manager,	)
)
By: Partners Group (Guernsey) Limited, under power of attorney	)

By: Partners Group Barrier Reef, L.P.	)
)
executed by its general partner,	)
Partners Group Management XIII Limited	)

By: Partners Group Client Access 5 L.P. Inc.	)
executed by its general partner, Partners Group Client	)
Access Management I Limited	)
)
)
)

SCHEDULE 3

SL DEED OF ADHERENCE

THIS DEED is made on        20[●] by the person whose contact details appear in the schedule (the “New Investor”);

WHEREAS:

(A)

By an Agreement dated [●] 20[●] (as amended and restated from time to time) (the “Investor Agreement”) concerning GBH LP, made between GBH LP, the Investors, Silver Lake and the General Partner (as those expressions are defined in the Investor Agreement) [and to which [●] (the “Transferor”) is a Party by virtue of a Deed of Adherence dated [●]], the Transferor has agreed to sell and transfer Shares to the Transferee.

(B)	The Transferor is obliged to procure that the Transferee enter into this Deed of Adherence pursuant to the Investor Agreement.

THIS DEED WITNESSES:

1

The Transferee undertakes to and covenants with all the Parties to the Investor Agreement at any time (including any person who enters into a Deed of Adherence pursuant to the Investor Agreement, whether before or after this Deed is entered into) to comply with the provisions of and to perform all the obligations in the Investor Agreement in so far as they remain to be observed and performed, as if the Transferee had been an original Party to the Investor Agreement [in place of the Transferor] as Silver Lake.

2

The Transferor assigns to the Transferee [its share of] its rights under the Investor Agreement [in proportion to the amount of Shares transferred as against the amount of Shares retained by the Transferor (if any)].

3	Except as expressly varied by this Deed, the Investor Agreement will continue in full force and effect, and the Investor Agreement be interpreted accordingly.

4

The interpretation provisions and the provisions of Clause 12.1 (Costs), 14 (Notices), 17 (Entire agreement, termination and amendment), 18.1 (Further assurance), 21.9 (No partnership or agency), 18.9 (Counterparts), and 20 (Governing law and jurisdiction) of the Investor Investment Agreement apply to this Deed as if those provisions had been set out expressly in this Deed, which will take effect from the date set out above. Capitalised terms in this Deed not defined herein shall have the meaning ascribed to them in the Investor Agreement.

EXECUTED and DELIVERED as a DEED

By: [SL Transferee]	)
)
)
)
)

By: SL Globetrotter L.P.	)
acting by its general partner,	)
)
SL Globetrotter GP, Ltd.	)
)

By: SL Globetrotter GP, Ltd.	)
)
)
)
)

[Intentionally left blank]

EXECUTED and DELIVERED as a DEED by SL GLOBETROTTER L.P. acting by its general partner SL GLOBETROTTER GP, LTD.
/s/ Joseph Osnoss
in the presence of:
Witness signature:	/s/ Tiffany Finn
Witness name:	Tiffany Finn
Witness address:	550 W. 34th Street, 40th Floor
New York, NY 10001

Witness occupation:	Executive Assistant

[Signature Page to A&R Investor Agreement]

EXECUTED and DELIVERED as a DEED by SL GLOBETROTTER GP, LTD.
/s/ Joseph Osnoss
in the presence of:
Witness signature:	/s/ Tiffany Finn
Witness name:	Tiffany Finn
Witness address:	550 W. 34th Street, 40th Floor
New York, NY 10001

Witness occupation:	Executive Assistant

[Signature Page to A&R Investor Agreement]

By: Partners Group Private Equity (Master Fund), LLC	)	/s/ Laine Shorto
	)	Laine Shorto
By: Partners Group (USA) Inc. as investment manager,	)	Authorised Signatory
)
By: Partners Group (Guernsey) Limited, under power of attorney	)	/s/ Luke Rousell
	)	Luke Rousell
	)	Authorised Signatory

[Signature Page to Amended and Restated Investor Agreement]

By: Partners Group Barrier Reef, L.P.	)	/s/ Laine Shorto
executed by its general partner,	)	Laine Shorto
	)	Authorised Signatory
Partners Group Management XIII Limited	)
	)	/s/ Luke Rousell
	)	Luke Rousell
	)	Authorised Signatory

[Signature Page to Amended and Restated Investor Agreement]

By: Partners Group Client Access 5 L.P. Inc.	)
executed by its general partner, Partners Group Client	)	/s/ Laine Shorto
Access Management I Limited	)	Laine Shorto
	)	Authorised Signatory
)
	)	/s/ Luke Rousell
	)	Luke Rousell
	)	Authorised Signatory

[Signature Page to Amended and Restated Investor Agreement]

For acknowledgement of clause 2.1 of the Agreement:

By: Global Blue Investment & Co S.C.A. executed by its manager (associé commmandité-gérant),	)	/s/ Wolfgang Zettel
Global Blue Investment GP S.à r.l.	)	WOLFGANG ZETTEL
	)	Manager
)
)
)

in the presence of:
Witness signature:	/s/ Luis Zettel Cruz
Witness name:	LUIS ZETTEL CRUZ
Witness address:	1. RUE BELLE - VUE
L-4974 DIPPACH
LUXEMBOURG

Witness occupation:	STUDENT

[Signature Page to A&R Investor Agreement]